77C Matters submitted to a vote of security holders

STEIN ROE FLOATING RATE LIMITED LIABILITY COMPANY

(a) On December 27, 2000, a Special Meeting of Shareholders of the feeder funds of Stein Roe Floating Rate Limited Liability Company (LLC) was held to approve the following items, as described in the Proxy Statement for the Meeting. On December 27, 2000, by the consent of the sole shareholder of LLC, the election of a Board of Managers of LLC was approved. The proposals relating to Stein Roe Institutional Floating Rate Income Fund were approved by sole shareholder consent on January 9, 2001 and the proposals relating to Liberty Floating Rate Fund were approved by sole shareholder consent on January 25, 2001. The votes cast at the Meeting by the feeder funds of LLC were as follows:

(b) Election of a Board of Managers:

                                  For Withheld
Douglas A. Hacker               17, 971,473.1410          23,635,0290
Janet Langford Kelly            17, 971,473.1410          23,635,0290
Richard W. Lowry                17, 971,473.1410          23,635,0290
Salvatore Macera                17, 971,473.1410          23,635,0290
William E. Mayer                17, 971,473.1410          23,635,0290
Charles R. Nelson               17, 971,473.1410          23,635,0290
John J. Neuhauser               17, 971,473.1410          23,635,0290
Joseph R. Palombo               17, 971,473.1410          23,635,0290
Thomas E. Stitzel               17, 971,473.1410          23,635,0290
Thomas C. Theobald              17, 971,473.1410          23,635,0290
Anne-Lee Verville               17, 971,473.1410          23,635,0290

 (c)1. To approve the reclassification of the fundamental investment restriction prohibiting the purchase of securities on margin as non-fundamental for Stein Roe Institutional Floating Rate Income Fund on behalf of LLC.

 For:        12,160,860.13 shares of beneficial interest being a majority of the shares represented at the Meeting
 Against:        24,777.01 shares of beneficial interest
 Abstain:             0.00 shares of beneficial interest

(c)2. To approve the modification of the fundamental investment restriction relating to borrowing for Stein Roe Institutional Floating Rate Income Fund on behalf of LLC.

 For:         12,160,860.13 shares of beneficial interest being a majority of the shares represented at the Meeting
 Against:         24,777.01 shares of beneficial interest
 Abstain:              0.00 shares of beneficial interest

(c)3. To approve the reclassification of the fundamental investment restriction prohibiting the purchase of securities on margin as non-fundamental for Liberty Floating Rate Fund on behalf of LLC.

For:                  15,418,172.3800 shares of beneficial interest being a
                                      majority of the shares represented at the
                                      Meeting
Against:                 687,575.5300 shares of beneficial interest
Abstain:               1,049,457.7660 shares of beneficial interest
Delivered Not Voted:   3,266,678.0000


(c)4. To approve the modification of the fundamental investment restriction relating to borrowing for Liberty Floating Rate Fund on behalf of LLC.

For:                15,425,127.2030 shares of beneficial interest being a
                                    majority of the shares represented at the
                                    Meeting
Against:               647,276.3160 shares of beneficial interest
Abstain:             1,108,719.7540 shares of beneficial interest
Delivered Not Voted: 3,266,678.0000


(d)  Not applicable.

(proxy statement incorporated herein by reference to Accession number 0000021832-00-0000357)



EX-99.77Q1(A)
Accountants Report on Internal Control

[PricewaterhouseCoopers logo]
PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110-9862

To the Trustees of
Stein Roe Floating Rate Limited Liability Company

In planning and performing our audit of the financial statements of the Stein Roe Floating Rate Limited Liability Company (the "Portfolio") for the period ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of management and the Trustees of Stein Roe Floating Rate Limited Liability Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, MA
October 24, 2001

77Q1(B)
                              C E R T I F I C A T E

                  I, Kevin S. Jacobs, hereby certify that I am the duly and acting Assistant Secretary of Stein Roe Institutional Floating Rate Limited Liability Company, a Delaware limited liability company (the "Company") and that the following is a true and correct copy of a certain resolution duly adopted by the Board of Managers of the Company at a meeting duly convened and held on June 20, 2001 in accordance with the By-Laws:

                  RESOLVED, that Section 4.12 of the By-Laws is amended and restated as follows:

                   Controller and Chief Accounting Officer. The controller shall be the officer of the Company primarily responsible for ensuring all expenditures of the Company are reasonable and appropriate. The controller shall be responsible for oversight and maintenance of liquidity and leverage facilities available to the Company and shall have such other duties and powers as may be designated from time to time by the Directors or the president.

                  The chief accounting officer of the Company shall be in charge of its books and accounting records. The chief accounting officer shall be responsible for preparation of financial statements of the Company and shall have such other duties and powers as may be designated from time to time by the Directors or the president.

                  Any assistant controller may perform such duties of the controller as the controller or the Board of Trustees may assign, of the controller.


                  IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of June, 2001.


                  ------------------------------------
                  Assistant Secretary